Exhibit 99.2

RESOLUTE ENERGY CORPORATION

ANNOUNCES WITHDRAWAL OF PROPOSED SENIOR NOTES OFFERING

Denver, Colorado – November 13, 2017 – Resolute Energy Corporation (“Resolute” or the “Company”) (NYSE: REN) announced today that it has decided not to proceed with the previously announced offering of $550 million of senior notes as a result of broader market conditions.

We approached the market as an opportunistic means to refinance our existing 8.5% senior notes due 2020.  However, the Company has concluded that current terms and conditions available in the market were not sufficiently attractive for Resolute to move forward with the transaction.

This press release is for informational purposes only and does not constitute an offer to sell, or the solicitation of an offer to buy any securities.

About Resolute Energy Corporation

Resolute is an independent oil and gas company focused on the acquisition and development of unconventional oil and gas properties in the Delaware Basin portion of the Permian Basin of west Texas. The Company's common stock is traded on the NYSE under the ticker symbol "REN."

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Contact:

HB Juengling

Vice President - Investor Relations

Resolute Energy Corporation

303-534-4600, extension 1555

hbjuengling@resoluteenergy.com

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